Escalade Reports First Quarter 2017 Results

- Net income of $1.4 million on net sales of $30.8 million

- Diluted earnings per share of $0.10

- Company declared quarterly dividend of $0.115 per share

EVANSVILLE, Ind., April 20, 2017 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) - "With the first quarter of 2017 completed, the retail atmosphere continues to evolve," stated Dave Fetherman, President and Chief Executive Officer of Escalade, Inc. "Consumer buying preferences continue to shift to on-line purchasing. Our focus on this consumer shift over the last few years puts us in great position to support our e-commerce and brick-and-mortar retail partners. Revenue was down in the first quarter, compared to prior year, due to retail bankruptcy liquidations, as well as going up against portable basketball pipeline fills from a year ago. Gross margins were impacted as material prices rose as well as a shift within our product mix. We will continue to invest in internally developed product and strategic acquisitions for growth, while remaining focused on controlling operating expenses to maximize shareholder value."

Net sales for the first quarter of 2017 were $30.8 million compared to net sales of $34.6 million for the same quarter in 2016.

Gross margin ratio decreased to 27% for the first three months of 2017, compared to 32% for the same period in the prior year.

Selling, general and administrative expenses (SG&A) were $5.9 million for the first three months in 2017 compared to $7.8 million for the same period in the prior year, a decrease of $1.8 million or 24%. SG&A as a percent of sales is 19% for the first three months in 2017 compared with 23% for the same period in the prior year. The decrease in SG&A is primarily due to one-time costs associated with bad debt expenses incurred related to The Sports Authority's bankruptcy filing in 2016 and increased marketing and selling expenses related to new products introduced in 2016.

Other income for the first quarter of 2017 increased due to the recognition of a gain on bargain purchase from an acquisition completed during the quarter. This increase was partially offset due to an adverse impact from the operating results of the Company's 50% ownership in STIGA, a Swedish entity.

Net income for the first quarter of 2017 was $1.4 million, or $0.10 diluted earnings per share compared to net income of $1.7 million or $0.12 diluted earnings per share for the same quarter in 2016.

The Company announced a quarterly dividend of $0.115 per share would be paid to all shareholders of record on June 8, 2017 and disbursed on June 15, 2017.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer and supplier relationships, the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited, In Thousands Except Per Share Data)

	Three Months Ended
All Amounts in Thousands Except Per Share Data	March 25, 2017	March 19, 2016

Net sales	$30,812	$34,568

Costs and Expenses
Cost of products sold	22,528	23,539
Selling, administrative and general expenses	5,930	7,763
Amortization	358	788

Operating Income	1,996	2,478

Other Income (Expense)
Interest expense	(167)	(164)
Equity in earnings (loss) of affiliates	(52)	49
Gain on bargain purchase	256	--
Other income	4	59

Income Before Income Taxes	2,037	2,422

Provision for Income Taxes	649	725

Net Income	$1,388	$ 1,697

Earnings Per Share Data:
Basic earnings per share	$ 0.10	$ 0.12
Diluted earnings per share	$ 0.10	$ 0.12

Dividends declared	$ 0.115	$ 0.110

Consolidated Condensed Balance Sheets
(Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	March 25, 2017	December31, 2016	March 19, 2016
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 2,536	$ 1,013	$ 3,260
Receivables, less allowance of $1,154; $910; and $1,888; respectively	29,265	35,894	32,469
Inventories	37,194	33,802	37,377
Prepaid expenses	2,885	2,798	1,969
Deferred income tax benefit	--	1,283	1,598
Prepaid income tax	--	833	1,238
TOTAL CURRENT ASSETS	71,880	75,623	77,911

Property, plant and equipment, net	13,527	13,714	14,073
Intangible assets, net	20,912	20,857	22,396
Goodwill	21,548	21,456	21,456
Investments	17,358	19,030	19,315
Other assets	72	81	113
TOTAL ASSETS	$145,297	$150,761	$155,264

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$ 1,300	$ 1,250	$ 1,910
Trade accounts payable	6,562	4,376	6,470
Accrued liabilities	7,103	12,792	9,796
Income tax payable	105	--	--
TOTAL CURRENT LIABILITIES	15,070	18,418	18,176

Other Liabilities:
Long-term debt	23,000	24,189	32,138
Deferred income tax liability	5,026	6,441	7,200
TOTAL LIABILITIES	43,096	49,048	57,514

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 14,345,528; 14,304,959; and 14,254,972; shares respectively	14,346	14,305	14,255
Retained earnings	91,586	91,688	85,992
Accumulated other comprehensive loss	(3,731)	(4,280)	(2,497)
TOTAL STOCKHOLDERS' EQUITY	102,201	101,713	97,750
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$145,297	$150,761	$155,264